Exhibit 10.1

January 5, 2024

Howard Crosby, CEO

LGX Energy Corp.

6 ½ N. 2nd Ave., Suite 201

Walla Walla, WA 99362

Dear Howard:

This letter agreement (this “Agreement”) confirms the understanding between LGX Energy Corp. and all of its direct and indirect subsidiaries, affiliates, stockholders and members (the “Company”) and Young America Capital, LLC (“YAC”), pursuant to which the Company engages YAC as its non-exclusive investment banking advisor to facilitate one or more Transactions on a best-efforts basis. As used herein, “Transaction” means (i) a sale of the Company’s equity and/or debt securities (the “Securities”) in a private placement (a “Financing Transaction”) and/or (ii) the sale of all or a portion of the Company’s equity capital or assets (a “Sale Transaction”). The Company and YAC are hereafter referred to individually as a “Party”, and collectively as the “Parties”.

1. Services. As of the date set forth above (the “Effective Date”), YAC is hereby authorized to solicit “indications of interest,” and to endeavor to arrange sales of the Securities to qualified investors in private placements at a price and on terms that are deemed acceptable by the Company. The Parties agree that each prospective investor or purchaser introduced to the Company by YAC (via telephone, email, video-chat or in person) during the term of this Agreement shall be included on Schedule A.

2. Offering Materials. The Company hereby authorizes YAC to transmit to prospective investors and purchasers an investor presentation and/or memorandum, executive summary and related exhibits and supplements as may from time to time be prepared or approved by the Company (collectively referred to herein as the “Offering Materials”). The Company represents and warrants to YAC that the information in the Offering Materials will be complete and accurate in all material respects and will not contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company understands that in rendering services hereunder, YAC will be relying on the accuracy and completeness of the Offering Materials and all information that is or will be furnished to YAC by the Company, and YAC will not in any respect be responsible for the accuracy or completeness thereof and has no obligation to verify independently any such information. In connection with the offering of the Securities, the Company makes the representations, warranties, covenants and agreements set forth in Appendix B hereto.

3. Services Fees. In consideration for YAC’s services rendered pursuant to this Agreement, the Company shall pay YAC a “Service Fee” of $5,000 to cover YAC’s required project/process management costs, and SEC/FINRA required due diligence and compliance expenses.

www.yacapital.com ~ Member FINRA/SIPC/MSRB 141 East Boston Post Road, Mamaroneck, NY 10543

4. Compensation. If the Company closes a Transaction (i) during the term of this Agreement or (ii) during the eighteen (18) month period after written termination of this Agreement, in each case with a potential purchaser or investor listed on Schedule A, the Company agrees to compensate YAC as follows:

(a) Payment of a cash transaction fee (the “Transaction Fee”) equal to (i) five percent (5.0%) of the gross proceeds of any equity or convertible/mezzanine debt issued in a Financing Transaction; plus (ii) two and a half percent (2.5%) of the gross proceeds of any senior debt issued in a Financing Transaction; plus (iii) five percent (5.0%) of the Purchase Price in connection with a Sale Transaction. “Purchase Price” shall include the fair market value of all gross consideration paid to the Company, its employees, directors and shareholders, and includes any debt assumed in connection with the Sale Transaction and any interest payments on deferred payments due the Company related to the Sale Transaction.

(b) Grant of an aggregate number of Seven-Year warrants representing five percent (5.0%) of any equity or convertible/mezzanine debt issued (or issuable upon conversion of a convertible debt instrument) in connection with a Financing Transaction (the “Warrants”). The Warrants will vest 100% upon the closing(s) of any Transactions for which YAC is entitled to receive a Transaction Fee under this Agreement. Each of the Warrants will permit the holder to purchase one share of the Company’s common stock, at a strike price equal to the average per share price paid by investors in connection with the Financing Transaction. The Warrants will include terms and conditions customary for warrants of this type including piggyback registration rights and cashless exercise.

5. Payment Terms. It is expressly understood and agreed that a separate Transaction Fee shall be payable and a separate grant of Warrants shall be made in respect of each Financing Transaction in the event that more than one Financing Transaction shall occur. The Transaction Fees are required to be specifically referred to in all financing contracts, and shall be paid by the Company via wire transfer at the closing of each Transaction. YAC may in its sole discretion, elect to receive all or any portion of any Transaction Fee in securities having the same rights as the Securities issued in the Financing Transaction. If a portion of the proceeds of a Financing Transaction or a portion of the Purchase Price is paid at a date after the initial closing of such Transaction, the related Transaction Fees will be paid if and when the Company receives such deferred or contingent payments. All payments to be made to YAC hereunder shall be made without deduction for any withholding, value added or other similar taxes. The Parties agree that if the Company fails to timely pay the fees and expenses of YAC due hereunder within five (5) days of the due date, the unpaid fees and expenses due to YAC shall bear interest at the rate of twelve percent (12.0%) per annum, or the highest rate permitted by law if less, until paid in full, and the Company shall be responsible for all costs of collection, including all legal fees.

6. Commercial Introduction Fee. If YAC introduces a customer to the Company during the term of this Agreement who enters into a merchandising or licensing agreement with the Company or its affiliate during the term or within ninety (90) days following termination of this Agreement (an “Introduced Customer”), the Company agrees to pay to YAC during the term of this Agreement and for sixty (60) months after the termination of this Agreement, a merchandising or licensing sales commission equal to five percent (5.0%) of the gross proceeds of all receipts from such Introduced Customer. The merchandising/licensing sales commission is payable at the time the payments are received by the Company.

www.yacapital.com ~ Member FINRA/SIPC/MSRB 141 East Boston Post Road, Mamaroneck, NY 10543

7. Expenses. Whether or not any Transaction occurs, the Company will promptly reimburse YAC for all Company pre-approved expenses incurred by YAC in performing services pursuant to this Agreement. All payments owed under this subparagraph shall be due within ten (10) days of receipt by the Company of YAC’s invoice.

8. Termination. The Company may terminate this Agreement and YAC’s services upon thirty (30) days’ prior written notice. Notwithstanding the expiration or termination of this Agreement, the Company shall remain responsible for any Services Fees, Transaction Fees and Warrants accrued during the term of this Agreement, any compensation payable pursuant to Section 4 of this Agreement, and the reimbursement of YAC’s previously-approved expenses incurred prior to the date of the termination and not yet paid. The reimbursement, indemnification and contribution obligations of the Company under Appendix A hereto, and the payment provisions of this Agreement shall survive the termination or expiration of this Agreement.

9. Indemnification. The Company hereby agrees to indemnify YAC, its affiliates, and its and their respective directors, officers, employees, agents, consultants, controlling persons, members, partners and limited partners and their respective successors and assigns in accordance with the indemnification and other provisions set forth as Appendix A hereto which is incorporated herein by reference, and all such obligations shall survive any termination or expiration of this Agreement.

10. Miscellaneous.

(a) Bad Actor Representation. YAC represents, warrants and agrees that neither it, nor any of its affiliates, nor any of its or their directors, general partners, managing members, executive officers, or other officers expected to participate in the offering of the Securities contemplated hereby (each, a “YAC Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act of 1933, as amended (a “Disqualification Event”), except for a Disqualification Event (i) contemplated by Rule 506(d)(2) of the Securities Act and (ii) a description of which has been furnished in writing to the Company on or prior to the Effective Date. YAC shall provide prompt written notice to the Company of any Disqualification Event relating to any YAC Covered Person, or any event that would, with the passage of time, become such a Disqualification Event.

(b) Scope of Use. Any written or oral opinion or advice provided by YAC pursuant to this Agreement and any financial models and presentations created by YAC in connection with performing the services hereunder are intended solely for the benefit and use of the Company’s senior management and Board of Directors in (and only in) their capacity as such, and may not be used or relied upon by any other person, nor may such advice be reproduced, summarized, described, excerpted from, provided to any other person or otherwise publicly referred to or disclosed, in whole or in part, other than in connection with a potential Transaction, without the prior written consent of YAC.

www.yacapital.com ~ Member FINRA/SIPC/MSRB 141 East Boston Post Road, Mamaroneck, NY 10543

(c) Independent Contractor Status. The legal relationship of the Company and YAC created by this Agreement is one of independent contractors only and no employer/employee, master-servant, co or joint venturers, licensor-licensee, partnership or other such relationship is intended or shall be deemed or construed.

(d) Transaction Documents. The Company shall provide YAC with a complete set of Transaction documents for each closed Transaction no later than ten (10) days after the first sale with respect to a Financing Transaction (or prior to the date of the Company’s Form D filing, whichever is earlier), or at the closing of a Sale Transaction, along with such documentation as YAC may reasonably request in order to confirm the compensation payable hereunder.

(e) Announcements. Following the Company’s completion of any Transaction, YAC may place an announcement in such newspapers, electronic media and periodicals as it may choose, stating that YAC has acted as financial advisor to the Company in connection with such Transaction. The Company agrees that any press release it may issue announcing a Transaction, shall contain a reference to YAC’s role as financial advisor to the Company.

(f) No Liability. The Company agrees that neither YAC nor any of its affiliates nor any of their controlling persons, affiliates, partners, directors, officers, employees, agents, advisors or consultants (collectively, “Representatives”) shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any person asserting claims on behalf of or in right of the Company for any losses, claims, damages, liabilities or expenses arising out of or relating to this Agreement or the services to be rendered by YAC or its affiliates or their respective Representatives hereunder, unless and until it is finally judicially determined that such losses, claims, damages, liabilities or expenses resulted primarily and directly from the gross negligence or willful misconduct of YAC, its affiliates or their respective Representatives, as applicable. The Company agrees that in no event will YAC or its Representatives be liable or obligated in any manner for any damages (including, but not limited to actual, consequential, exemplary or punitive damages or lost profits) in excess of fees actually received by YAC from the Company pursuant to this Agreement, and the Company agrees not to seek or claim any such damages in any circumstances.

(g) Successors and Assigns. The benefits of this Agreement (including the attached Appendices and Schedules) shall inure to the respective successors and assigns of the parties hereto and of the Indemnified Persons (as defined in Appendix A hereto), and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns. Except as otherwise set forth in Appendix A, nothing in this Agreement is intended to confer upon any other person (including stockholders, employees or creditors of the Company) any rights or remedies hereunder or by reason hereof.

(h) Blue Pencil/Waiver. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. Any of the terms and conditions of this Agreement may be waived at any time and from time to time in a writing signed by the party entitled to the benefit thereof, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance. A failure to enforce any provision of this Agreement shall not operate as a waiver of this provision or of any other provision hereof.

www.yacapital.com ~ Member FINRA/SIPC/MSRB 141 East Boston Post Road, Mamaroneck, NY 10543

(i) Entire Agreement. This Agreement (including the attached Exhibits and Annexes) constitutes the entire understanding and agreement between the Company and YAC with respect to the subject matter hereof and supersedes all prior understandings or agreements between and among the parties with respect thereto, whether oral or written, express or implied. This Agreement may not be amended or modified except in a writing signed by each of the parties hereto. No party may assign this Agreement to any entity other than an affiliated or related entity without the prior written consent of the other parties.

(j) Counterparts. This Agreement may be executed in any number of counterparts, by original, facsimile or electronic signature, each of which shall be deemed to be an original and all of which together shall be deemed to be the same agreement.

(k) Representation of Authority. Each person signing this Agreement represents and warrants that he or she is duly authorized and has legal capacity to execute and deliver this Agreement. Each party represents and warrants to the other that when executed and delivered by such party, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

(l) Governing Law. THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PROVISIONS THEREOF).

(a) Dispute Resolution. In the event of any controversy or claim arising out of or relating to this Agreement, or a breach thereof, the parties hereto shall first attempt to settle the dispute by mediation, administered by FINRA under its Mediation and Arbitration Rules. If settlement is not reached within thirty (30) days after service of a written demand for mediation, any unresolved controversy or claim shall be settled by arbitration administered by the FINRA Dispute Resolution Service. The number of arbitrators shall be one (1). The place of arbitration shall be New York, NY. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties agree that a final judgment in any such arbitration shall be conclusive and binding upon the parties and may be enforced in any other courts in the jurisdiction of which the parties are or may be subject, by suit upon such judgment.

[Signature page to follow]

www.yacapital.com ~ Member FINRA/SIPC/MSRB 141 East Boston Post Road, Mamaroneck, NY 10543

If the foregoing correctly sets forth our understanding, please indicate your acceptance hereof in the space provided below, whereupon this letter and your acceptance will constitute a binding agreement between us.

Very truly yours,

Young America Capital, LLC

By:
Peter Formanek, CEO

Accepted and agreed to by:

LGX Energy Corp.

By:
Howard Crosby, CEO Date

www.yacapital.com ~ Member FINRA/SIPC/MSRB 141 East Boston Post Road, Mamaroneck, NY 10543

Appendix A

The Company expressly agrees to indemnify and hold harmless YAC, its affiliates, and their respective directors, officers, partners, limited partners, members, employees, agents, consultants and controlling persons within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1933, and their respective successors and assigns (each, an “Indemnified Person”), from and against any losses, claims, damages, liabilities and expenses (including actions, claims or proceedings in respect thereof (collectively, “Proceedings”)), to which such Indemnified Person may become subject (collectively, “Losses”), arising out of or in connection with (i) advice or services rendered or to be rendered by any Indemnified Person pursuant to the Agreement to which this Appendix A is appended, (ii) the transaction(s) contemplated by the Agreement, or (iii) any Indemnified Person’s actions or inactions in connection with any such advice, services or transaction(s); provided, however, that the Company will not be obligated to indemnify any Indemnified Person for any Losses of any Indemnified Person that are determined by a court of competent jurisdiction in a final judgment not subject to appeal to have resulted primarily from the willful misconduct or gross negligence of such Indemnified Person; provided, however, that the gross negligence of one Indemnified Person shall not bar any other Indemnified Person from being indemnified or reimbursed by the Company as provided by the terms hereof.

The Company also agrees to reimburse each Indemnified Person, periodically upon request, for all reasonable expenses, including fees and expenses of legal counsel to the Indemnified Persons, as they are incurred by such Indemnified Person in connection with investigating, preparing for, defending or providing evidence in or preparing to serve or serving as a witness with respect to any Proceeding arising in any manner out of or in connection with the services or matters that are the subject of this Agreement (including, without limitation, in connection with asserting or enforcing rights under this Agreement and the indemnification obligations set forth herein). The Company hereby expressly agrees that the indemnification and reimbursement commitments set forth in this Appendix A shall apply whether or not YAC or any other Indemnified Person is a formal party to any such Proceeding.

If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect the relative economic interests of the Company, its affiliates and its stockholders on the one hand and the Indemnified Person on the other in the matters contemplated by the Agreement as well as the relative fault of the Company, its affiliates or its stockholders, on the one hand, and such Indemnified Person, on the other; provided, however, that in no event shall the Indemnified Persons as a whole be required to contribute an amount greater than the amount of all fees actually received by YAC from the Company pursuant to this Agreement.

The Company will not, without YAC’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification may be sought hereunder, whether or not any Indemnified Person is a party thereto, unless such settlement, compromise, consent or termination includes a release of each Indemnified Person from any liabilities arising out of such action, claim, suit, or proceeding. The Company will not permit any such settlement, compromise, consent or termination to include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Person, without such Indemnified Person’s prior written consent. No Indemnified Person seeking indemnification, reimbursement or contribution under this Agreement will, without the Company’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding referred to herein.

The Company’s reimbursement, indemnity and contribution obligations hereunder shall be in addition to any liability that it may otherwise have, and shall inure to the benefit of any successors, assigns, heirs and representatives of each Indemnified Person. Solely for the purpose of enforcing the Agreement, the Company hereby consents to personal jurisdiction and venue in any court in which any proceeding is brought. The provisions of this Appendix A shall survive any termination of the Agreement, the consummation of any transaction(s) contemplated thereby or the other completion of YAC’s services with respect thereto.

www.yacapital.com ~ Member FINRA/SIPC/MSRB 141 East Boston Post Road, Mamaroneck, NY 10543

Appendix B

The Company represents and warrants to, and covenants and agrees with YAC on the Effective Date and during the term of this Agreement as follows:

1. The Company has not made and will not, directly or indirectly, make any offer or sale of any of the Securities or any securities of the same or similar class as the Securities, the result of which would cause the offer and sale of the Securities in a Transaction to fail to be entitled to an applicable exemption from registration under the Securities Act.

2. Neither the Company nor any of its predecessors or affiliates, nor any of its or their directors, general partners, managing members, executive officers, other officers expected to participate in the offering of the Securities contemplated hereby, nor any beneficial owner (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of the sale of any Securities (each, a “Covered Person” and, together, “Covered Persons”) is subject to any Disqualification Event except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine (a) the identity of each person that is a Covered Person, and (b) whether any Covered Person is subject to a Disqualification Event. The Company has established procedures reasonably designed to ensure that it receives notice from each such Covered Person of (i) any Disqualification Event relating to that Covered Person, and (ii) any event that would, with the passage of time, become a Disqualification Event relating to that Covered Person. The Company hereby agrees that it will comply, to the extent applicable, with its disclosure obligations under Rule 506(e), and agrees to furnish to YAC a copy of any disclosures provided thereunder.

3. Other than YAC, the Company is not aware of any person or entity that has been or will be paid (directly or indirectly) remuneration for solicitation of investors in connection with the sale of any securities offered for sale by the Company.

4. The Company hereby agrees to promptly notify YAC in writing if at any time prior to the completion of the offer and sale of the Securities the Company becomes aware of (i) any Disqualification Event relating to any Covered Person, or (ii) any event that would, with the passage of time, reasonably be expected to become a Disqualification Event relating to any Covered Person.

5. The Company agrees that it, in conjunction with its counsel, will be responsible for making any filings or taking other actions required under applicable federal or state securities laws and shall be responsible for any costs and expenses associated with such filings or other actions, including without limitation those associated with any sales pursuant to Regulation D under the Act and “blue sky” laws.

6. Nothing in this Agreement, expressed or implied, is intended to confer or does confer on any person or entity other than the parties hereto or their respective successors and assigns, and to the extent expressly set forth herein, the Indemnified Persons (as defined in Appendix A hereto), any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by YAC hereunder. YAC is not acting in a fiduciary capacity with respect to the Company, its stockholders, or its Board of Directors, and YAC is not assuming any duties or obligations other than those expressly set forth in this Agreement. YAC will have no rights or obligations in connection with the sale and purchase of the Securities contemplated by this Agreement except as expressly provided in this Agreement. In no event shall YAC be obligated to purchase any Securities for its own account or for the accounts of any of its clients or customers. No provision of this Agreement shall require YAC to expend or risk its own funds or incur any financial liability on behalf of any purchaser of the Securities or otherwise.

7. YAC is an advisory firm engaged in a wide range of businesses and from time to time, in the ordinary course of its business, YAC or its affiliates may hold positions and trade or otherwise effect transactions for their own accounts or the account of its/their customers in debt or equity securities or loans of the companies which may be the subject of the transactions contemplated by this Agreement. During the term of this Agreement, YAC may have in its possession material, non-public information regarding other companies that could potentially be relevant to the Company or the transactions contemplated herein but which cannot be shared due to an obligation of confidence to such other companies. As in all matters involving confidential client information, information barriers exist that restrict access to such information within YAC except on a need-to know basis.

8. YAC and its affiliates may from time to time perform various investment banking and financial advisory services for other clients and customers who may have conflicting interests with respect to the Company or the Transaction. YAC and their affiliates will not use confidential information obtained from the Company pursuant to this Agreement or their other relationships with the Company in connection with the performance by YAC and its affiliates of services for other companies. The Company also acknowledges that YAC and its affiliates have no obligation to use in connection with this Agreement, or to furnish to the Company, confidential information from other companies.

9. The Company shall provide YAC with copies of any private placement memorandum, term sheets, and other offering documents, including any materially amended versions thereof, used in connection with the sale of the Securities, and such other documents as YAC may reasonably request for the purpose of complying with FINRA Rule 5123.

www.yacapital.com ~ Member FINRA/SIPC/MSRB 141 East Boston Post Road, Mamaroneck, NY 10543

Schedule A – Prospective Investors List

This list is to be updated by YAC during the course of the engagement, and finalized upon contract termination. This list will comprise the prospective investors and/or purchasers which YAC successfully introduced to the Company via telephone, email or in person.

Schedule B - Wire Transfer Instructions

Payee:	Young America Capital, LLC
Bank:	JPMorganChase Bank
ABA#:	021000021
Account#

www.yacapital.com ~ Member FINRA/SIPC/MSRB 141 East Boston Post Road, Mamaroneck, NY 10543